BGC PARTNERS

REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

NEW YORK – February 16, 2022 – BGC Partners, Inc. (Nasdaq: BGCP) ("BGC Partners" or "BGC" or the "Company"), a leading global brokerage and financial technology company, today reported its financial results for the quarter and year ended December 31, 2021.

Howard W. Lutnick, Chairman and CEO of BGC Partners:

"BGC improved profitability across all metrics in 2021. Additionally, we executed numerous value unlocking initiatives, including selling our Insurance Brokerage business for $535 million, reducing our share count by over 10 percent and expanding Fenics UST's market share by nearly 600 basis points to over 20 percent.

Fenics revenue grew by 26 percent to over $400 million and represented 22 percent of BGC's total revenue, excluding Insurance. We expect Fenics to exceed a quarter of BGC's total revenue in 2022.

We recently launched a number of crypto products and expect to have a comprehensive offering by the end of 2022. Our crypto platform is powered by our multi-billion dollar global infrastructure and state-of-the-art Fenics trading technology. Our futures exchange was among the first exchanges permitted to list crypto derivatives, an advantage we plan to leverage as we scale our cryptocurrency offerings."

SELECT FINANCIAL RESULTS1

Highlights of Consolidated Results (USD millions)	4Q21	4Q20	Change	FY21	FY20	Change
Revenues	$461.6	$479.4	(3.7)%	$2,015.4	$2,056.8	(2.0)%
Revenues (excluding Insurance)	441.7	430.3	2.7%	1,837.0	1,873.4	(1.9)%
GAAP income (loss) from operations before income taxes	104.8	(22.0)	576.8%	176.5	72.2	144.4%
GAAP net income (loss) for fully diluted shares	103.0	(4.0)	2,657.4%	174.0	64.8	168.6%
Adjusted Earnings before noncontrolling interest in subsidiaries and taxes	86.5	79.3	9.2%	377.0	349.8	7.8%
Post-tax Adjusted Earnings	87.9	73.5	19.5%	350.4	312.8	12.0%
Adjusted EBITDA	230.3	107.4	114.4%	588.3	428.1	37.4%
Per Share Results	4Q21	4Q20	Change	FY21	FY20	Change
GAAP fully diluted earnings (loss) per share	$0.20	($0.01)	2,100.0%	$0.32	$0.12	166.7%
Post-tax Adjusted Earnings per share	$0.17	$0.13	30.8%	$0.65	$0.57	14.0%

1 U.S. Generally Accepted Accounting Principles is referred to as “GAAP”. “GAAP income before income taxes and noncontrolling interests” and “Adjusted Earnings before noncontrolling interests and taxes” may be used interchangeably with “GAAP pre-tax income” and “pre-tax Adjusted Earnings”, respectively. See the sections of this document including “Timing of Outlook for Certain GAAP and Non-GAAP Items”, “Non-GAAP Financial Measures”, “Adjusted Earnings Defined”, “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, “Fully Diluted Weighted-Average Share Count under GAAP and for Adjusted Earnings”, “Adjusted EBITDA Defined”, “Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted EBITDA”, and “Liquidity Analysis”, including any footnotes to these sections, for the complete and updated definitions of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and non-GAAP for the periods discussed herein. Year-over-year changes from negative to positive figures may be calculated using absolute values, resulting in positive percentage changes in the financial tables.

FOURTH QUARTER 2021 HIGHLIGHTS
▪Record fourth quarter Post-tax Adjusted Earnings of $87.9 million, up 20 percent with a 370 basis point margin expansion2; GAAP net income for fully diluted shares was $103.0 million.
▪Fourth quarter Adjusted Earnings per share of $0.17, which improved 31 percent and GAAP fully diluted earnings per share of $0.20.
▪Pre-tax Adjusted Earnings improved 9 percent with a 221 basis point margin expansion.
▪Repurchased 26.3 million Class A common shares during the quarter.
▪Closed the sale of BGC's Insurance Brokerage business on November 1, 2021 and received approximately $535 million in gross proceeds3.
▪Fenics net revenue of $101.4 million, up over 20 percent from last year, and represented 23 percent of financial services revenue4, a new record.
▪Fenics Markets5 revenue of $87.7 million, up 14 percent, with a pre-tax Adjusted Earnings margin of 30.7 percent.
▪Fenics Growth Platforms6 revenue of $13.7 million, an improvement of over 89 percent.
▪Fenics UST ADV grew by over 65 percent, outperforming the overall market; increased CLOB market share nearly 600 basis points to over 20 percent7.
▪Average front office productivity increased 10.4 percent, excluding Insurance, driven by Fenics technology and automation.
FULL YEAR 2021 HIGHLIGHTS
▪Post-tax Adjusted Earnings of $350.4 million, an increase of 12 percent with a 218 basis point margin expansion; GAAP net income for fully diluted shares of $174.0 million.
▪Pre-tax Adjusted Earnings grew 8 percent with a 170 basis point margin expansion.
▪Repurchased/redeemed 72.9 million shares and/or units during the year.
▪Fenics net revenue of $401.3 million, up 26 percent from last year, and contributed 22 percent of total revenue, excluding Insurance, a new all time high.
▪Fenics Markets revenue of $355.8 million, up 23 percent, with a pre-tax Adjusted Earnings margin of 30.0 percent.
▪Fenics Growth Platforms revenue of $45.5 million, an improvement of 60 percent.
▪Average front office productivity increased 8.1 percent to $811 thousand, excluding Insurance, its highest level since the 2008 financial crisis.
2 BGC standalone financial results, excluding Newmark prior to the spin-off in November 2018.
3 BGC received approximately $535 million in gross proceeds, subject to limited post-closing adjustments. For additional information, please see press release titled "BGC Announces Agreement to Sell its Insurance Brokerage Business to The Ardonagh Group for $500 million" dated May 26, 2021; and press release titled “BGC Completes Sale of Insurance Brokerage Business to The Ardonagh Group" dated November 1, 2021.
4 Financial services revenue excludes Insurance.
5 Fenics Markets includes the fully electronic portions of BGC’s brokerage businesses, Data, Software and Post-trade revenues that are unrelated to Fenics Growth Platforms, as well as Fenics Integrated revenues. Businesses are categorized as “Fenics Integrated” if they utilize sufficient levels of technology such that significant amounts of their transactions can be, or are, executed without broker intervention and have expected pre-tax Adjusted Earnings margins of at least 25 percent.
6 Fenics Growth Platforms include Fenics UST, Fenics GO, Lucera, Fenics FX and other newer standalone platforms.
7 Central limit order book (“CLOB”) market share is from Greenwich Associates and BGC’s internal estimates. From 3Q 2021 onward, Greenwich Associates updated its methodology for calculating CLOB market share to more accurately reflect CLOB-only trading volumes.

DISCUSSION OF FOURTH QUARTER 2021 RESULTS
BGC generated total revenue of $461.6 million during the fourth quarter of 2021, which included $19.9 million of Insurance revenue prior to the sale closing on November 1, 2021. Excluding Insurance, total revenue was $441.7 million, an improvement of 2.7 percent versus the fourth quarter a year ago. Stronger volumes seen in the first half of the quarter softened as surges in global COVID-19 cases caused market wide dislocations, particularly across the Voice / Hybrid business in December. Overall, industry-wide secondary trading volumes were mixed during the fourth quarter, with solid activity across rates and energy products, while credit and European equity derivative volumes were challenged.
Revenue from BGC's technology driven, higher margin Fenics business continued to outpace both the overall Company and industry. Fenics net revenue improved by 20.2 percent compared to the prior year, which represented a record 23 percent of total revenue, excluding Insurance. Fenics revenue was a key factor in driving front office productivity 10.4 percent higher, improving post-tax Adjusted Earnings by 19.5 percent, and expanding margins by 370 basis points.
On November 1, 2021, BGC completed the sale of its Insurance Brokerage business to The Ardonagh Group bringing in gross proceeds of $535 million8. The investment in Insurance generated an internal rate of return of 21.2 percent for BGC shareholders. Since the announced sale on May 26, 2021, BGC has repurchased/redeemed 71.5 million shares and units, reducing its fully diluted spot share count by 10.1 percent year-over-year. BGC's ending fully diluted spot share count under GAAP and Adjusted Earnings was 497.5 million.

CONSOLIDATED REVENUES9

Consolidated Revenues (USD millions)	4Q21	4Q20	Change	FY21	FY20	Change
Rates	$131.7	$124.5	5.8%	$558.5	$544.1	2.6%
Foreign Exchange	72.1	73.2	(1.5)%	301.3	315.3	(4.4)%
Credit	66.0	68.9	(4.2)%	287.6	329.9	(12.8)%
Energy and Commodities	71.5	71.7	(0.2)%	296.5	292.6	1.3%
Equity Derivatives and Cash Equities	61.7	63.7	(3.2)%	247.7	254.7	(2.8)%
Total brokerage revenues (excluding Insurance)	$403.0	$402.0	0.2%	$1,691.6	$1,736.6	(2.6)%
Data, Software, and Post-trade	24.1	20.9	15.7%	90.0	81.9	9.8%
Fees from related parties, interest and dividend income, and other revenues	14.6	7.4	96.1%	55.5	54.9	1.1%
Total revenues (excluding Insurance)	$441.7	$430.3	2.7%	$1,837.0	$1,873.4	(1.9)%
Insurance	19.9	49.1	(59.5)%	178.3	183.4	(2.8)%
Total revenues	$461.6	$479.4	(3.7)%	$2,015.4	$2,056.8	(2.0)%
8 BGC received approximately $535 million in gross proceeds, subject to limited post-closing adjustments.
9 Insurance revenue includes Insurance related Interest and dividend income.

Fourth quarter revenue performance across the business was as follows:
▪Total revenue, excluding Insurance, was $441.7 million, an improvement of 2.7 percent.
▪Voice / Hybrid, including other revenue and excluding Insurance, generated revenue of $340.3 million, down 1.6 percent due to the continued conversion of Voice / Hybrid to Fenics revenue. BGC continues to focus on automating its $1.4 billion Voice / Hybrid revenue base into higher margin Fenics business.
▪Fenics reported fourth quarter net revenue of $101.4 million, an improvement of 20.2 percent, with a pre-tax Adjusted Earnings margin of 30.7 percent across its Fenics Markets business.
BGC's Rates business grew 5.8 percent in the fourth quarter, with strength across U.S. government bonds, listed rates, inflation products, and emerging markets. This improvement across Rates brokerage more than offset declines across other brokerage asset classes, excluding Insurance. Expectations of rising interest rates and volatility, along with the end of quantitative easing in the U.S., is expected to provide tailwinds to BGC's leading Rates franchise in the latter part of 2022.
Deeper integration of Fenics technology solutions across the entire business drove front office productivity 10.4 percent higher during the fourth quarter10. For the full year 2021, average front office productivity increased 8.1 percent to $811 thousand, its second highest ever mark, behind only 2008 where the global financial crisis drove volumes and volatility to record levels. As we continue to automate more of our overall business, we expect productivity and profitability to increase.

FENICS

Fenics Revenues (USD millions)	4Q21	4Q20	Change	FY21	FY20	Change
Fenics Markets	$87.7	$77.1	13.7%	$355.8	$290.3	22.6%
Fenics Growth Platforms	13.7	7.3	89.3%	45.5	28.4	60.2%
Fenics net revenues	$101.4	$84.4	20.2%	$401.3	$318.7	25.9%
Technology services (inter-company)	14.9	17.3	(13.9)%	70.8	78.9	(10.2)%
Total Fenics revenues	$116.3	$101.7	14.4%	$472.2	$397.6	18.7%
Fenics generated fourth quarter net revenue of $101.4 million, growing at a market leading rate of 20.2 percent. Fenics net revenue improved by 25.9 percent for the full year 2021, exceeding $400 million for the first time, and represented a record 21.8 percent of BGC's total revenue, excluding Insurance. Fenics' strategy is focused on converting its $1.4 billion Voice / Hybrid revenue base into higher-margin, technology driven Fenics Markets revenue, while contemporaneously scaling its state-of-the-art, fully electronic, Fenics Growth Platforms, including FMX11 and cryptocurrencies.

10 Productivity and Headcount figures exclude Insurance.
11 For additional information, please see press release titled "Fenics Launches Fenics Markets Xchange ("FMX")" dated November 3, 2021 and the "FMX" section later in this press release.

Fenics Growth Platforms: Fourth quarter revenue improved 89.3 percent from a year ago, driven by growth across Fenics UST, Lucera, Fenics FX, and Fenics GO:
▪Fenics UST revenue increased nearly six-fold, driven by market leading ADV growth of 65 percent, new product offerings, and more traders using the platform. Fenics UST CLOB market share increased over 600 basis points from a year ago to over 20 percent in the fourth quarter, and represented 21 percent of the CLOB market in December 202112. Additionally, Fenics UST saw robust demand for its newer electronic T-bills offering, with a five-fold increase in ADV quarter-over-quarter, and captured an estimated 15 percent of the electronic U.S. Treasury Bill market.
▪Lucera, BGC's infrastructure and software business, saw accelerated revenue growth of its highly recurring and compounding subscription revenue base, of 72 percent in the fourth quarter, as it onboarded new institutional and large bank clients, including in Lucera's cryptocurrency infrastructure business, which launched in the third quarter. Lucera is providing connectivity to the world's deepest crypto liquidity pools via its world-class infrastructure.
▪Fenics FX, an ultra-low latency electronic FX trading platform, generated strong double-digit volume and revenue growth during the quarter, outpacing FX ECN peers and the overall market.
▪Fenics GO, a global options electronic trading platform, saw revenue increase nearly three-fold from a year ago, driven by the integration of MatchBox, Fenics' equity platform that automates the trading, booking, and lifecycle management of global equity derivative contracts, creating the most comprehensive electronic equity solution. Additionally, Fenics GO launched new MSCI index option products in January 2022, and expects to launch new cryptocurrency options later in the year.
Fenics Markets: Revenue improved by 13.7 percent, driven by Rates, FX, and Market Data:
▪Fenics MIDFX, the leading wholesale FX hedging platform, continued to generate strong volumes across spot FX and Asian NDFs, driving revenue 20 percent higher versus last year. Fenics MID technology provides a highly efficient, fully electronic platform for large global banks to hedge risk in a neutral environment.
▪Fenics Market Data signed over 40 new contracts during the fourth quarter and more than doubled the total contracted value versus a year ago. Fenics Market Data has seen continued success in its new Regulatory Services offering, with a robust pipeline leading into 2022. Fenics Market Data, which has a highly recurring and compounding subscription revenue model, continues to grow at a solid double-digit pace.
▪Fenics Direct, a web-delivered multi-dealer FX options platform, more than doubled its ADV and revenue in the fourth quarter versus the prior year period.
▪Capitalab's NDF Match business, an advanced web-based matching platform that helps clients reduce foreign exchange exposure, had double-digit volume and revenue growth versus a year ago.
FMX: During the quarter, BGC announced FMX, which combines Fenics UST's leading U.S. Treasury business with a state-of-the-art U.S. Interest Rates futures platform. Following the announcement and consultation with BGC's global clients and strategic partners, FMX will expand the scope of its futures product
12 Central limit order book (“CLOB”) market share is from Greenwich Associates and BGC’s internal estimates. From 3Q 2021 onward, Greenwich Associates updated its methodology for calculating CLOB market share to more accurately reflect CLOB-only trading volumes.

offering to cover the entire U.S. Rates Futures complex. This includes launching U.S. Treasury, Eurodollar, and SOFR futures contracts, concurrently, in the fourth quarter of 202213.
Cryptocurrency Initiatives: BGC continued to expand its cryptocurrency offerings during the quarter. Lucera onboarded new clients to its cryptocurrency connectivity and trade aggregation software. kACE, leveraging its award winning Analytics, Pricing and Distribution software, onboarded new clients to its new cryptocurrency options offering. Furthermore, BGC will be launching additional cryptocurrency and digital asset trading products throughout 2022, which will be underpinned by Fenics' state-of-the-art technology. BGC's futures exchange was among the first exchanges to be permitted to list cryptocurrency derivative contracts. The Company is uniquely positioned to capitalize on the significant and growing cryptocurrency opportunity.

CONSOLIDATED EXPENSES AND TAXES AND NONCONTROLLING INTEREST14

Consolidated Expenses (USD millions)	4Q21	4Q20	Change	FY21	FY20	Change
Compensation and employee benefits under GAAP	$434.8	$258.9	68.0%	$1,271.3	$1,132.6	12.3%
Equity-based compensation and allocations of net income to limited partnership units and FPUs	85.9	80.5	6.7%	256.2	183.5	39.6%
Non-compensation expenses under GAAP	159.0	165.5	(3.9)%	650.7	675.4	(3.7)%
Total expenses under GAAP	$679.7	$504.8	34.6%	$2,178.2	$1,991.5	9.4%

Compensation and employee benefits for Adjusted Earnings	$236.3	$255.2	(7.4)%	$1,062.6	$1,095.3	(3.0)%
Non-compensation expenses for Adjusted Earnings	140.8	148.8	(5.4)%	584.7	614.7	(4.9)%
Total expenses for Adjusted Earnings	$377.1	$404.0	(6.7)%	$1,647.3	$1,710.1	(3.7)%
The Company’s compensation and employee benefits under GAAP increased in the fourth quarter of 2021 due to the sale of the Insurance Brokerage business, which included one-off compensation charges and sale related expenses totaling $168.6 million, the majority of which was non-cash.
Non-compensation expenses under GAAP and Adjusted Earnings decreased by 3.9 percent and 5.4 percent, respectively, primarily due to lower interest expense, professional and consulting fees and other expenses. These expense reductions were partially offset by higher selling and promotion charges, as COVID-19 restrictions have relaxed across many of the major geographies in which BGC operates.
13 Subject to customary regulatory approvals.
14 For additional information on “Equity-based compensation and allocations of net income to limited partnership units and FPUs”, please see the section of this document titled “Adjusted Earnings Defined” and the footnotes to the table titled “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”.

Taxes and Noncontrolling Interest (USD millions)	4Q21	4Q20	Change	FY21	FY20	Change
GAAP provision (benefit) for income taxes	$16.0	($6.7)	337.1%	$23.0	$21.3	8.0%
Provision (benefit) for income taxes for Adjusted Earnings	(2.0)	6.6	(129.8)%	24.2	37.7	(36.0)%
GAAP net income (loss) attributable to noncontrolling interest in subsidiaries	12.3	(11.2)	210.1%	29.5	5.9	403.4%
Net income (loss) attributable to noncontrolling interest in subsidiaries for Adjusted Earnings	0.6	(0.9)	173.2%	2.4	(0.8)	411.4%

CONSOLIDATED SHARE COUNT15

Consolidated Share Count (USD millions)	4Q21	4Q20	Change	3Q21	Change (QoQ)	FY21	FY20	Change
Fully diluted weighted-average share count under GAAP	509.2	365.3	39.4%	387.1	31.5%	540.0	546.8	(1.2)%
Fully diluted weighted-average share count for Adjusted Earnings	509.2	553.6	(8.0)%	530.4	(4.0)%	540.0	546.8	(1.2)%
Fully diluted spot share count under GAAP and Adjusted Earnings	497.5	553.2	(10.1)%	517.2	(3.8)%	497.5	553.2	(10.1)%
BGC’s fully diluted spot share count decreased by 19.7 million shares, or 3.8 percent sequentially, which reflected 26.3 million Class A common share repurchases during the quarter. Compared to a year ago, BGC's fully diluted spot share count decreased by 55.7 million shares, or 10.1 percent, which reflected the repurchase and redemption of 72.9 million shares and units during the year.
BGC’s fully diluted weighted-average share count under GAAP may differ from the fully diluted weighted-average share count for Adjusted Earnings to avoid anti-dilution in certain periods. This also impacts GAAP net income (loss) for fully diluted shares in such periods.

SELECT BALANCE SHEET METRICS16
BGC’s liquidity was $594.8 million as of December 31, 2021 compared with $655.2 million as of year-end 2020. The change in BGC's liquidity reflected $457.0 million in share and unit repurchases and dividend and distribution payments, as well as a reduction in notes payable and other borrowings of $263.1 million compared to last year.
Cash and cash equivalents were $553.6 million as of December 31, 2021 versus $596.3 million as of December 31, 2020, while notes payable and other borrowings were $1,052.8 million compared with $1,315.9 million. Total capital was $682.1 million compared with $832.0 million as of year-end 2020.

15 “Spot” is used interchangeably with the end-of-period share count.
16 The Company considers liquidity to be comprised of the sum of cash and cash equivalents, reverse repurchase agreements (if any), securities owned, and marketable securities, less securities lent out in securities loaned transactions and repurchase agreements (if any). “Cash segregated under regulatory requirements” is not included in liquidity. For more information regarding Liquidity, see the section of this document and/or the Company’s most recent financial results press release titled “Liquidity Analysis”, including any footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP. The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice. The Company defines net debt as notes payable and other borrowings less liquidity. Total capital is defined as redeemable partnership interest, total stockholders' equity and noncontrolling interest in subsidiaries.

OUTLOOK

BGC’s revenues were approximately 2 percent lower for the first 28 trading days of the first quarter of 2022, when compared to the same period in 2021, excluding Insurance.

The first quarter of 2021 included $52.4 million of Insurance revenue.	Metric (USD millions)	Guidance	Actual
		1Q22	1Q21
	Revenues (excl. Insurance)	$490 - $540	$515.1
	Revenues		$567.6
	Pre-tax Adjusted Earnings	$105 - $125	$113.9
		FY22	FY21
	Adjusted Earnings Tax Rate (%)	8 - 10%	6.4%

DIVIDEND INFORMATION
On February 15, 2022, BGC Partners’ Board of Directors declared a quarterly qualified cash dividend of $0.01 per share payable on March 22, 2022 to Class A and Class B common stockholders of record as of March 8, 2022. The ex-dividend date will be March 7, 2022.

POSSIBLE CORPORATE CONVERSION17
The Company continues to explore a possible conversion into a simpler corporate structure. BGC's board and committees have hired advisors and are reviewing the potential structure and details of such conversion.

ONLINE AVAILABILTY OF INVESTOR PRESENTATION AND ADDITIONAL FINANCIAL INFORMATION
An investor presentation as well as Excel versions of the tables at the end of this document are available for download at http://ir.bgcpartners.com. Additional detail on overall Fenics revenues is available in the supplemental Excel financial tables that accompany this press release at http://ir.bgcpartners.com. The Excel tables and earnings presentation contain the results discussed in this document as well as other useful information that may not be contained herein. Please see the sections titled “Impact of COVID-19 on Employees” and “Impact of COVID-19 on the Company’s Results” in the Company’s most recent report on Form 10-K for the impact of the pandemic on the Company’s employees, clients, and results.

BGC CONFERENCE CALL AND INVESTOR PRESENTATION
BGC will hold a conference call on the date of this release to discuss fourth quarter and full year 2021 results starting at 10:00 a.m. ET. A live webcast of the call, along with an investor presentation summarizing BGC’s consolidated non-GAAP results, will be accessible at http://ir.bgcpartners.com. Alternatively, interested parties can access the call by dialing +1 844-200-6205 (U.S.) or +1 929-526-1599 (international) and entering passcode 052-311. After the conference call, an archived recording will be available at http://ir.bgcpartners.com.

17 BGC may refer to its current corporate structure as an “UP-C”, which stands for Umbrella Partnership/C-Corporation.

BGC PARTNERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except per share data)
(unaudited)

	December 31,	December 31,
	2021	2020
Assets
Cash and cash equivalents	$553,598	$596,291
Cash segregated under regulatory requirements	13,201	257,115
Securities owned	40,838	58,572
Marketable securities	406	349
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	782,446	304,022
Accrued commissions and other receivables, net	296,423	739,009
Loans, forgivable loans and other receivables from employees and partners, net	286,967	408,142
Fixed assets, net	190,112	216,024
Investments	33,039	38,008
Goodwill	486,919	556,211
Other intangible assets, net	207,747	287,157
Receivables from related parties	5,237	11,915
Other assets	445,233	480,427
Total assets	$3,342,166	$3,953,242

Liabilities, Redeemable Partnership Interest, and Equity
Short-term borrowings	$3,584	$3,849
Accrued compensation	214,379	220,726
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	656,278	179,721
Payables to related parties	53,764	36,921
Accounts payable, accrued and other liabilities	679,254	1,364,119
Notes payable and other borrowings	1,052,831	1,315,935
Total liabilities	2,660,090	3,121,271
Redeemable partnership interest	18,761	20,674

Equity
Stockholders' equity:
Class A common stock, par value $0.01 per share; 750,000 shares authorized;
435,944 and 373,545 shares issued at December 31, 2021 and December 31,
2020, respectively; and 317,023 and 323,018 shares outstanding at
December 31, 2021 and December 31, 2020, respectively	4,359	3,735
Class B common stock, par value $0.01 per share; 150,000 shares authorized;
45,884 shares issued and outstanding at each of December 31, 2021 and
December 31, 2020, convertible into Class A common stock	459	459
Additional paid-in capital	2,451,135	2,375,113
Treasury stock, at cost: 118,921 and 50,527 shares of Class A common stock at	(623,734)	(315,313)
December 31, 2021 and December 31, 2020, respectively
Retained deficit	(1,171,919)	(1,280,828)
Accumulated other comprehensive income (loss)	(40,548)	(28,930)
Total stockholders' equity	619,752	754,236
Noncontrolling interest in subsidiaries	43,563	57,061
Total equity	663,315	811,297
Total liabilities, redeemable partnership interest and equity	$3,342,166	$3,953,242

BGC PARTNERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Revenues:	2021	2020	2021	2020
Commissions	$349,896	$377,146	$1,541,900	$1,567,668
Principal transactions	73,004	73,687	327,761	351,633
Total brokerage revenues	422,900	450,833	1,869,661	1,919,301

Fees from related parties	3,356	4,857	14,856	25,754
Data, software and post-trade	24,137	20,860	89,963	81,920
Interest and dividend income	4,442	(783)	21,977	12,332
Other revenues	6,756	3,659	18,907	17,454
Total revenues	461,591	479,426	2,015,364	2,056,761

Expenses:
Compensation and employee benefits	434,807	258,866	1,271,340	1,132,557
Equity-based compensation and allocations of net income
to limited partnership units and FPUs	85,889	80,515	256,164	183,545
Total compensation and employee benefits	520,696	339,381	1,527,504	1,316,102
Occupancy and equipment	46,724	47,763	188,322	192,837
Fees to related parties	8,456	5,028	24,030	23,618
Professional and consulting fees	14,813	18,233	67,884	74,072
Communications	27,611	30,481	117,502	121,646
Selling and promotion	12,356	6,896	38,048	38,234
Commissions and floor brokerage	16,563	13,646	64,708	59,376
Interest expense	16,061	21,811	69,329	76,607
Other expenses	16,465	21,600	80,888	89,045
Total non-compensation expenses	159,049	165,458	650,711	675,435
Total expenses	679,745	504,839	2,178,215	1,991,537

Other income (losses), net:
Gains (losses) on divestitures and sale of investments	312,941	403	312,941	394
Gains (losses) on equity method investments	2,101	1,354	6,706	5,023
Other income (loss)	7,862	1,687	19,705	1,580
Total other income (losses), net	322,904	3,444	339,352	6,997

Income (loss) from operations before income taxes	104,750	(21,969)	176,501	72,221

Provision (benefit) for income taxes	15,957	(6,729)	23,013	21,303
Consolidated net income (loss)	$88,793	$(15,240)	$153,488	$50,918

Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	12,340	(11,211)	29,481	5,856

Net income (loss) available to common stockholders	$76,453	$(4,029)	$124,007	$45,062

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
Continued

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Per share data:
Basic earnings (loss) per share
Net income (loss) available to common stockholders	$76,453	$(4,029)	$124,007	$45,062
Basic earnings (loss) per share	$0.21	$(0.01)	$0.33	$0.12
Basic weighted-average shares of common stock outstanding	370,476	365,259	379,215	361,736

Fully diluted earnings (loss) per share
Net income (loss) for fully diluted shares	$103,036	$(4,029)	$173,995	$64,787
Fully diluted earnings (loss) per share	$0.20	$(0.01)	$0.32	$0.12
Fully diluted weighted-average shares of common stock outstanding	509,153	365,259	540,020	546,848

Non-GAAP Financial Measures
This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Non-GAAP financial measures used by the Company include “Adjusted Earnings before noncontrolling interests and taxes”, which is used interchangeably with “pre-tax Adjusted Earnings”; “Post-tax Adjusted Earnings to fully diluted shareholders”, which is used interchangeably with “post-tax Adjusted Earnings”; “Adjusted EBITDA”; and “Liquidity”. The definitions of these terms are below.
Adjusted Earnings Defined
BGC uses non-GAAP financial measures, including “Adjusted Earnings before noncontrolling interests and taxes” and “Post-tax Adjusted Earnings to fully diluted shareholders”, which are supplemental measures of operating results used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. BGC believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers when managing its business.
As compared with “Income (loss) from operations before income taxes” and “Net income (loss) for fully diluted shares”, both prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders. In addition, Adjusted Earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary results of BGC. Adjusted Earnings is calculated by taking the most comparable GAAP measures and adjusting for certain items with respect to compensation expenses, non-compensation expenses, and other income, as discussed below.
Calculations of Compensation Adjustments for Adjusted Earnings and Adjusted EBITDA
Treatment of Equity-Based Compensation Line Item for Adjusted Earnings and Adjusted EBITDA
The Company’s Adjusted Earnings and Adjusted EBITDA measures exclude all GAAP charges included in the line item “Equity-based compensation and allocations of net income to limited partnership units and FPUs” (or “equity-based compensation” for purposes of defining the Company’s non-GAAP results) as recorded on the Company’s GAAP Consolidated Statements of Operations and GAAP Consolidated Statements of Cash Flows. These GAAP equity-based compensation charges reflect the following items:
•Charges with respect to grants of exchangeability, which reflect the right of holders of limited partnership units with no capital accounts, such as LPUs and PSUs, to exchange these units into shares of common stock, or into partnership units with capital accounts, such as HDUs, as well as cash paid with respect to taxes withheld or expected to be owed by the unit holder upon such exchange. The withholding taxes related to the exchange of certain non-exchangeable units without a capital account into either common shares or units with a capital account may be funded by the redemption of preferred units such as PPSUs.
•Charges with respect to preferred units. Any preferred units would not be included in the Company’s fully diluted share count because they cannot be made exchangeable into shares of common stock and are entitled only to a fixed distribution. Preferred units are granted in connection with the grant of certain limited partnership units that may be granted exchangeability or redeemed in connection with the grant of shares of common stock at ratios designed to cover any withholding taxes expected to be paid. This is an alternative to the common practice among public companies of issuing the gross amount of shares to employees, subject to cashless withholding of shares, to pay applicable withholding taxes.

•GAAP equity-based compensation charges with respect to the grant of an offsetting amount of common stock or partnership units with capital accounts in connection with the redemption of non-exchangeable units, including PSUs and LPUs.
•Charges related to amortization of RSUs and limited partnership units.
•Charges related to grants of equity awards, including common stock or partnership units with capital accounts.
•Allocations of net income to limited partnership units and FPUs. Such allocations represent the pro-rata portion of post-tax GAAP earnings available to such unit holders.
The amounts of certain quarterly equity-based compensation charges are based upon the Company’s estimate of such expected charges during the annual period, as described further below under “Methodology for Calculating Adjusted Earnings Taxes.”
Virtually all of BGC’s key executives and producers have equity or partnership stakes in the Company and its subsidiaries and generally receive deferred equity or limited partnership units as part of their compensation. A significant percentage of BGC’s fully diluted shares are owned by its executives, partners and employees. The Company issues limited partnership units as well as other forms of equity-based compensation, including grants of exchangeability into shares of common stock, to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and revenue growth.
All share equivalents that are part of the Company’s equity-based compensation program, including REUs, PSUs, LPUs, HDUs, and other units that may be made exchangeable into common stock, as well as RSUs (which are recorded using the treasury stock method), are included in the fully diluted share count when issued or at the beginning of the subsequent quarter after the date of grant. Generally, limited partnership units other than preferred units are expected to be paid a pro-rata distribution based on BGC’s calculation of Adjusted Earnings per fully diluted share. However, out of an abundance of caution and in order to strengthen the Company’s balance sheet due the uncertain macroeconomic conditions with respect to the COVID-19 pandemic, BGC Holdings, L.P. has reduced its distributions of income from the operations of BGC’s businesses to its partners.
Compensation charges are also adjusted for certain other cash and non-cash items, including those related to the amortization of GFI employee forgivable loans granted prior to the closing of the January 11, 2016 back-end merger with GFI.
Certain Other Compensation-Related Adjustments for Adjusted Earnings
BGC also excludes various other GAAP items that management views as not reflective of the Company’s underlying performance in a given period from its calculation of Adjusted Earnings. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans.
Calculation of Non-Compensation Adjustments for Adjusted Earnings
Adjusted Earnings calculations may also exclude items such as:
•Non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions;

•Acquisition related costs;
•Certain rent charges;
•Non-cash GAAP asset impairment charges; and
•Various other GAAP items that management views as not reflective of the Company’s underlying performance in a given period, including non-compensation-related charges incurred as part of broad restructuring and/or cost savings plans. Such GAAP items may include charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives, as well as non-cash impairment charges related to assets, goodwill and/or intangibles created from acquisitions.
Calculation of Adjustments for Other (income) losses for Adjusted Earnings
Adjusted Earnings calculations also exclude certain other non-cash, non-dilutive, and/or non-economic items, which may, in some periods, include:
•Gains or losses on divestitures;
•Fair value adjustment of investments;
•Certain other GAAP items, including gains or losses related to BGC's investments accounted for under the equity method; and
•Any unusual, one-time, non-ordinary, or non-recurring gains or losses.
Methodology for Calculating Adjusted Earnings Taxes
Although Adjusted Earnings are calculated on a pre-tax basis, BGC also reports post-tax Adjusted Earnings to fully diluted shareholders. The Company defines post-tax Adjusted Earnings to fully diluted shareholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and net income (loss) attributable to noncontrolling interest for Adjusted Earnings.
The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, BGC estimates its full fiscal year GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries and the expected inclusions and deductions for income tax purposes, including expected equity-based compensation during the annual period. The resulting annualized tax rate is applied to BGC’s quarterly GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.
To determine the non-GAAP tax provision, BGC first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include charges with respect to equity-based compensation; certain charges related to employee loan forgiveness; certain net operating loss carryforwards when taken for statutory purposes; and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans; changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange; variations in the value of certain deferred tax assets; and liabilities and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.
After application of these adjustments, the result is the Company’s taxable income for its pre-tax Adjusted Earnings, to which BGC then applies the statutory tax rates to determine its non-GAAP tax provision. BGC views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.
Generally, the most significant factor affecting this non-GAAP tax provision is the amount of charges relating to equity-based compensation. Because the charges relating to equity-based compensation are deductible in accordance with applicable tax laws, increases in such charges have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.
BGC incurs income tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state, and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., BGC is expected to operate principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100 percent of earnings were taxed at global corporate rates.
Calculations of Pre- and Post-Tax Adjusted Earnings per Share
BGC’s pre- and post-tax Adjusted Earnings per share calculations assume either that:
•The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or
•The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax.
The share count for Adjusted Earnings excludes certain shares and share equivalents expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to BGC’s stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors, including post-tax Adjusted Earnings per share. BGC may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest. The amount of this net income, and therefore of these payments per unit, would be determined using the above definition of Adjusted Earnings per share on a pre-tax basis.
The declaration, payment, timing, and amount of any future dividends payable by the Company will be at the discretion of its Board of Directors using the fully diluted share count. For more information on any share count adjustments, see the table titled “Fully Diluted Weighted-Average Share Count under GAAP and for Adjusted Earnings”.
Management Rationale for Using Adjusted Earnings
BGC’s calculation of Adjusted Earnings excludes the items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views results excluding these items as a better reflection of the underlying performance of BGC’s ongoing operations. Management uses Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the Company’s business, to make decisions with respect to the Company’s operations, and to determine the amount of dividends payable to common stockholders and distributions payable to holders of limited partnership units. Dividends payable to common stockholders and distributions payable to holders of limited partnership units are included within “Dividends to stockholders” and “Earnings distributions to limited partnership interests and noncontrolling interests,” respectively, in our unaudited condensed consolidated statements of cash flows.
The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity, or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of BGC’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that the GAAP and Adjusted Earnings measures of financial performance should be considered together.
For more information regarding Adjusted Earnings, see the sections of this document and/or the Company’s most recent financial results press release titled “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, including the related footnotes, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.
Adjusted EBITDA Defined
BGC also provides an additional non-GAAP financial performance measure, “Adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted to add back the following items:
•Provision (benefit) for income taxes;
•Net income (loss) attributable to noncontrolling interest in subsidiaries;
•Interest expense;
•Fixed asset depreciation and intangible asset amortization;
•Equity-based compensation and allocations of net income to limited partnership units and FPUs;
•Impairment of long-lived assets;
•(Gains) losses on equity method investments; and
•Certain other non-cash GAAP items, such as non-cash charges of amortized rents incurred by the Company for its new UK based headquarters.
The Company’s management believes that its Adjusted EBITDA measure is useful in evaluating BGC’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses this measure to evaluate operating performance and for other discretionary purposes. BGC believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.
Since BGC’s Adjusted EBITDA is not a recognized measurement under GAAP, investors should use this measure in addition to GAAP measures of net income when analyzing BGC’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations because the Company’s Adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.
For more information regarding Adjusted EBITDA, see the section of this document and/or the Company’s most recent financial results press release titled “Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted EBITDA”, including the footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.
Timing of Outlook for Certain GAAP and Non-GAAP Items
BGC anticipates providing forward-looking guidance for GAAP revenues and for certain non-GAAP measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings and/or Adjusted EBITDA, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible for it to have the required information necessary to forecast GAAP results or to quantitatively reconcile GAAP forecasts to non-GAAP forecasts with sufficient precision without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The relevant items that are difficult to predict on a quarterly and/or annual basis with precision and may materially impact the Company’s GAAP results include, but are not limited, to the following:
•Certain equity-based compensation charges that may be determined at the discretion of management throughout and up to the period-end;
•Unusual, one-time, non-ordinary, or non-recurring items;
•The impact of gains or losses on certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging. These items are calculated using period-end closing prices;
•Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end; and
•Acquisitions, dispositions and/or resolutions of litigation, which are fluid and unpredictable in nature.
Liquidity Defined
BGC may also use a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents, reverse repurchase agreements (if any), securities owned, and marketable securities, less securities lent out in securities loaned transactions and repurchase agreements (if any). The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice.
For more information regarding Liquidity, see the section of this document and/or the Company’s most recent financial results press release titled “Liquidity Analysis”, including any footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.

BGC PARTNERS, INC.
RECONCILIATION OF GAAP INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES TO ADJUSTED EARNINGS AND GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS
(in thousands, except per share data)
(unaudited)

	Q4 2021	Q4 2020	FY 2021	FY 2020
GAAP income (loss) from operations before income taxes	$104,750	$(21,969)	$176,501	$72,221

Pre-tax adjustments:

Compensation adjustments:
Equity-based compensation and allocations of net income to limited partnership units and FPUs (1)	85,889	80,515	256,164	183,545
Other Compensation charges (2)	198,515	3,658	208,751	37,209
Total Compensation adjustments	284,404	84,173	464,915	220,754

Non-Compensation adjustments:
Amortization of intangibles (3)	4,646	6,536	23,282	28,251
Acquisition related costs	535	353	1,649	2,880
Impairment charges	7,400	5,840	11,247	11,432
Other (4)	5,640	3,892	29,804	18,150
Total Non-Compensation adjustments	18,221	16,621	65,982	60,713

Other income (losses), net adjustments:
Losses (gains) on divestitures	(312,941)	(403)	(312,941)	(394)
Fair value adjustment of investments (5)	140	(605)	73	431
Other net (gains) losses (6)	(8,032)	1,463	(17,577)	(3,909)
Total other income (losses), net adjustments	(320,833)	455	(330,445)	(3,872)

Total pre-tax adjustments	(18,208)	101,249	200,452	277,595

Adjusted Earnings before noncontrolling interest in subsidiaries and taxes	$86,542	$79,280	$376,953	$349,816

GAAP net income (loss) available to common stockholders	$76,453	$(4,029)	$124,007	$45,062
Allocation of net income (loss) to noncontrolling interest in subsidiaries (7)	11,702	(10,339)	27,099	6,621
Total pre-tax adjustments (from above)	(18,208)	101,249	200,452	277,595
Income tax adjustment to reflect adjusted earnings taxes (8)	17,931	(13,357)	(1,150)	(16,437)

Post-tax adjusted earnings	$87,878	$73,524	$350,408	$312,841

Per Share Data

GAAP fully diluted earnings (loss) per share	$0.20	$(0.01)	$0.32	$0.12

Less: Allocations of net income (loss) to limited partnership units, FPUs, and noncontrolling interest in subsidiaries, net of tax	(0.03)	(0.02)	(0.04)	(0.03)
Total pre-tax adjustments (from above)	(0.04)	0.18	0.37	0.51
Income tax adjustment to reflect adjusted earnings taxes	0.04	(0.02)	—	(0.03)

Post-tax adjusted earnings per share	$0.17	$0.13	$0.65	$0.57

Fully diluted weighted-average shares of common stock outstanding	509,153	553,611	540,020	546,848

Dividends declared per share of common stock	$0.01	$0.01	$0.04	$0.17
Dividends declared and paid per share of common stock	$0.01	$0.01	$0.04	$0.17
Please see footnotes to this table on the next page.

(1) The components of equity-based compensation and allocations of net income to limited partnership units and FPUs are as follows (in thousands):

	Q4 2021	Q4 2020	FY 2021	FY 2020
Issuance of common stock and grants of exchangeability	$41,854	$56,016	$128,107	$84,966
Allocations of net income	14,915	1,854	34,335	14,006
LPU amortization	24,900	19,994	78,596	74,282
RSU amortization	4,220	2,651	15,126	10,291
Equity-based compensation and allocations of net income to limited partnership units and FPUs	$85,889	$80,515	$256,164	$183,545

(2) GAAP Expenses in the fourth quarter of 2021 included $116.6 million related to one-time employee loan forgiveness, compensation expenses associated with the sale of the Insurance business of $25.7 million with respect to management incentive and termination payments, and $26.3 million of employee loan forgiveness related to the sale of the Insurance business. There were no such expenses in 2020. The fourth quarter of 2021 also included certain acquisition-related compensation expenses of $1.0 million, certain one-off costs associated with the cost reduction program of $11.2 million, and $14.3 million of employee loan impairments related to the cost reduction program. For the full year 2021, these amounts were $4.5 million, $16.6 million, and $15.6 million, respectively. GAAP expenses for the fourth quarter of 2020 included certain acquisition-related compensation expenses of $1.9 million, certain one-off costs associated with the cost reduction program of $0.9 million, and certain loan impairments related to the cost reduction program of $0.7 million. For the full year 2020, these amounts were $3.1 million, $22.8 million and $10.6 million, respectively.

(3) Includes non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions.

(4) GAAP expenses in the fourth quarter of 2021 and 2020 included various other GAAP items. GAAP expenses for the full years 2021 and 2020 included Charity Day Contributions of $7.2 million and $1.1 million, respectively, as well as various other GAAP items. Pre-tax Adjusted Earnings in each presented period of 2020 exclude the impact of the employee theft of funds, including penalties and interest, and other immaterial revisions that have been made to previously issued financial statements. The above-referenced items are consistent with BGC’s normal practice of excluding certain GAAP gains and charges from Adjusted Earnings that management believes do not best reflect the ordinary results of the Company, including with respect to non-recurring or unusual gains or losses, as well as resolutions of litigation.

(5) Includes non-cash loss of ($0.1) million and a non-cash gain of $0.6 million related to fair value adjustments of investments held by BGC in the fourth quarter of 2021 and 2020, respectively. For the full years 2021 and 2020, these amounts were non-cash losses of ($0.1) million and ($0.4) million, respectively.

(6) For the fourth quarter of 2021 and 2020, includes non-cash gains of $2.1 million and $1.4 million, respectively, related to BGC's investments accounted for under the equity method. For the full years 2021 and 2020, these amounts were $6.7 million and $5.0 million, respectively. The fourth quarter of 2021 also included a net gain of $5.9 million related to various other GAAP items, while the fourth quarter of 2020 included a net loss of ($2.8) million related to an investment impairment of ($1.2) million as well as various other GAAP items. For the full year 2021, this amount was a net gain of $10.9 million, while the full year 2020 included a net loss of ($1.1) million related to an investment impairment of ($3.9) million, partially offset by various other GAAP items.

(7) Primarily represents Cantor's pro-rata portion of net income.

(8) BGC's GAAP provision for income taxes is calculated based on an annualized methodology. The Company's GAAP provision (benefit) for income taxes was $16.0 million and ($6.7) million for the fourth quarters of 2021 and 2020, respectively. For the full years 2021 and 2020, these amounts were $23.0 million and $21.3 million, respectively. The Company includes additional tax-deductible items when calculating the provision for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation with respect to limited partnership unit exchange, employee loan amortization, and certain net-operating loss carryforwards. The non-GAAP provision for income taxes was adjusted by $17.9 million and ($13.4) million for the fourth quarters of 2021 and 2020, respectively. For the full years 2021 and 2020, these adjustment amounts were ($1.2) million and ($16.4) million, respectively. As a result, the provision (benefit) for income taxes with respect to Adjusted Earnings was ($2.0) million and $6.6 million for the fourth quarters of 2021 and 2020, respectively. For the full years 2021 and 2020, these amounts were $24.2 million and $37.7 million, respectively.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.
FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT
UNDER GAAP AND FOR ADJUSTED EARNINGS
(in thousands)
(unaudited)

	Q4 2021	Q4 2020	FY 2021	FY 2020

Common stock outstanding	370,476	365,259	379,215	361,736
Limited partnership units	67,912	—	90,490	118,459
Cantor units	56,290	—	54,748	52,363
Founding partner units	8,639	—	10,118	12,308
RSUs	4,399	—	4,074	737
Other	1,437	—	1,375	1,245

Fully diluted weighted-average share count under GAAP	509,153	365,259	540,020	546,848

Non-GAAP Adjustments:
Limited partnership units	—	120,667	—	—
Cantor units	—	52,363	—	—
Founding partner units	—	12,292	—	—
RSUs	—	1,971	—	—
Other	—	1,059	—	—

Fully diluted weighted-average share count for Adjusted Earnings	509,153	553,611	540,020	546,848
Note: BGC’s fully diluted weighted-average share count under GAAP may differ from the fully diluted weighted-average share count for Adjusted Earnings in order to avoid anti-dilution in certain periods.

BGC PARTNERS, INC.
LIQUIDITY ANALYSIS
(in thousands)
(unaudited)

	December 31, 2021	December 31, 2020

Cash and cash equivalents	$553,598	$596,291
Securities owned	40,838	58,572
Marketable securities	406	349
Total Liquidity	$594,842	$655,212

BGC PARTNERS, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EBITDA
(in thousands)
(unaudited)

	Q4 2021	Q4 2020	FY 2021	FY 2020
GAAP net income (loss) available to common stockholders	$76,453	$(4,029)	$124,007	$45,062

Add back:

Provision (benefit) for income taxes	15,957	(6,729)	23,013	21,303

Net income (loss) attributable to noncontrolling interest in subsidiaries (1)	12,340	(11,211)	29,481	5,856

Interest expense	16,061	21,811	69,329	76,607

Fixed asset depreciation and intangible asset amortization	18,324	21,341	81,874	85,422

Impairment of long-lived assets	7,353	5,840	11,246	11,431

Equity-based compensation and allocations of net income to limited partnership units and FPUs (2)	85,889	80,515	256,164	183,545

(Gains) losses on equity method investments (3)	(2,101)	(125)	(6,772)	(1,091)

Adjusted EBITDA	$230,276	$107,413	$588,342	$428,135

(1) Primarily represents Cantor's pro-rata portion of net income.

(2) Represents BGC employees' pro-rata portion of net income and non-cash and non-dilutive charges relating to equity-based compensation. See Footnote 1 to the table titled “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS” for more information.

(3) For the fourth quarters of both 2021 and 2020, includes non-cash gains of $2.1 million and $1.4 million, respectively, related to BGC's investments accounted for under the equity method. For the full years 2021 and 2020, these amounts were $6.7 million and $5.0 million, respectively. The fourth quarter of 2020 also includes a net loss of ($1.2) million related to an investment impairment. The full year 2020 also included a net loss of ($3.9) million related to investment impairment.

Other Items of Note
Unless otherwise stated, all results provided in this document compare the fourth quarter of 2021 with the year-earlier period. Certain reclassifications/recasts may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. Certain numbers and percentage changes listed throughout this document may not sum due to rounding.
About BGC Partners, Inc.
BGC Partners, Inc. (“BGC”) is a leading global brokerage and financial technology company. BGC, through its various affiliates, specializes in the brokerage of a broad range of products, including Fixed Income (Rates and Credit), Foreign Exchange, Equities, Energy and Commodities, Shipping, and Futures. BGC, through its affiliates, also provides a wide variety of services, including trade execution, brokerage, clearing, trade compression, post-trade, information, and other back-office services to a broad range of financial and non-financial institutions. Through its brands, including FMX™, Fenics®, Fenics Market Data™, Fenics GO™, BGC®, BGC Trader™, Capitalab®, and Lucera®, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. BGC, BGC Trader, GFI, Fenics, Fenics Market Data, Capitalab, and Lucera are trademarks/service marks and/or registered trademarks/service marks of BGC and/or its affiliates.
BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, and investment firms. BGC’s Class A common stock trades on the Nasdaq Global Select Market under the ticker symbol “BGCP”. BGC is led by Chairman of the Board and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com. You can also follow BGC at https://twitter.com/bgcpartners, https://www.linkedin.com/company/bgc-partners and/or http://ir.bgcpartners.com/Investors/default.aspx.
Discussion of Forward-Looking Statements about BGC
Statements in this document regarding BGC that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the effects of the COVID-19 pandemic on the Company’s business, results, financial position, liquidity and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, BGC undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.

Media Contact:
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Investor Contact:
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